Exhibit 99.1

For Immediate Release

Crumbs Bake Shop, Inc. Reports Fourth Quarter 2011 Financial Results

New York, New York. February 28, 2012 – Crumbs Bake Shop, Inc. (“Crumbs”) (NASDAQ: CRMB), a national neighborhood bakery and the largest U.S.-based cupcake specialty store chain, today reported financial results for the fourth quarter ended December 31, 2011.

Fourth Quarter Highlights as Compared to the Previous Year:

•	Net sales increased 28.8% to $11.0 million; gross profit increased 28.3% to $6.2 million.

•	Store operating weeks increased 59.4% to 574 from 360.

•	Net loss attributable to stockholders was $(2.5) million or $(0.45) per diluted share.

•

Net loss attributable to the controlling and non-controlling interests was $(4.3) million, which included $2.3 million in cash and non-cash expenses related to the CEO transition and $0.8 million in non-cash loss on impairment of leasehold improvements. This compares to a net loss attributable to stockholders in 2010 of $(134,000) or $(0.03) per diluted share.

•	Adjusted EBITDA[1], a non GAAP measure, of $(0.5) million compared to $0.3 million.

•	9 new stores opened in New York, Chicago and Washington, D.C.

1.	See financial tables for a reconciliation of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP measure, to GAAP results.

Julian R. Geiger, President and Chief Executive Officer of Crumbs said, “Our results for the fourth quarter were certainly unsatisfactory, and highlight the need for substantive changes that will help us stabilize the business in 2012. We have already identified the most important areas to address, and have begun to implement new policies and approaches to improve our structure, our operating model and our merchandising. We believe that these initiatives will position Crumbs for better financial performance in the second half of the year when compared to both the second half of 2011 and the first half of 2012. We also believe that these changes, and others that we envision in the coming months, will lead to more significant growth in 2013.”

Fourth Quarter 2011 Financial Results

Net sales for the fourth quarter of 2011 increased 28.8% to $11.0 million from $8.5 million in the same period last year. Store operating weeks increased 59.4% to 574 from 360.

Cost of sales increased 29.6% to $4.8 million from $3.7 million, and as a percentage of net sales, increased 25 basis points to 43.2%. Gross profit increased 28.3% to $6.2 million from $4.9 million compared to the fourth quarter of 2010, due to higher net sales.

Staff expenses were $5.3 million, including cash and non-cash expenses related to the CEO transition, compared with $2.3 million in the same period last year. Adjusted for CEO transition costs, staff expenses increased 48.7% due to the opening of additional stores and additional corporate staff.

General and administrative expenses were $1.0 million, or 9.3% of net sales, compared to $0.4 million in the same period last year, or 5.1% of net sales, as the Company incurred professional fees related to the CEO transition, public company costs, and other additional professional fees not incurred in the prior year.

Adjusted EBITDA was $(0.5) million compared to $0.3 million in the same period last year. See financial tables for a reconciliation of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP measure, to GAAP results.

Net loss attributable to stockholders was $(2.5) million or $(0.45) per diluted share. Net loss attributable to the controlling and non-controlling interests was $(4.3) million, compared to a net loss of $(134,000) or $(0.03) per diluted share in the same period last year. During the fourth quarter of 2011, the Company incurred $2.3 million of cash and non-cash expenses, related to the CEO transition and a non-cash loss on impairment of leasehold improvements of $0.8 million, related to five underperforming locations, for which there are no comparable charges in the fourth quarter of 2010.

Store Development

During the fourth quarter of 2011, the Company opened 9 stores in New York, Chicago and Washington, D.C., and ended the year with a total of 48 stores open in 6 states and Washington, D.C.

In 2012, the Company has already opened 2 stores, is in the construction phase with 2 other locations, and anticipates opening between 5 and 7 mall-based stores within the Boston to Washington, D.C. corridor. In addition, the Company may also selectively look to terminate some existing leases as part of its efforts to strengthen its overall portfolio.

Conference Call

The Company will host a conference call to discuss fourth quarter 2011 financial results today at 4:30 PM Eastern Time. Hosting the call will be Julian R. Geiger, President and Chief Executive Officer, and John D. Ireland, Senior VP of Finance, Chief Financial Officer and Treasurer.

The conference call can be accessed live over the phone by dialing 877-857-6147 or for international callers by dialing 719-325-4940. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 5724441. The replay will be available until March 19, 2012.

The call will also be webcast live from the Company’s Web site at www.crumbs.com under the Investor Relations section. An archived webcast will be available beginning approximately one hour after the end of the call.

About Crumbs Bake Shop, Inc.

The first Crumbs Bake Shop opened in March 2003 on the Upper West Side of Manhattan, New York, by co-founders Mia and Jason Bauer. The design of Crumbs Bake Shops is inspired by old-time neighborhood bakeries, creating a warm and friendly environment with wall-to-wall treats. Crumbs currently has 50 locations, including 33 locations in the New York Metro area, 6 locations on the West Coast, 6 locations in Washington, D.C. Metro area and 5 locations in the Chicago Metro area.

Forward Looking Statements

Some of the statements in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Words such as “anticipate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “aim,” “will” and words and terms of similar substance and any financial projections used in connection with any discussion of future plans, strategies, objectives, actions, or events identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. These statements are based on the beliefs of our management as well as assumptions made by and information currently available to us and reflect our current view concerning future events. As such, they are subject to risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among many others: the risk that the businesses of Crumbs Bake Shop, Inc. and Crumbs Holdings LLC and its wholly-owned subsidiaries will not be integrated successfully; the risk that the benefits anticipated from the business transaction may not be fully realized or may take longer to realize than expected; the risk that any projections, including earnings, revenues, expenses, synergies, margins or any other financial items are not realized, the risk of disruption from being a public company, making it more difficult to maintain relationships with customers, employees or suppliers; a reduction in industry profit margin; the inability to continue the development of the Crumbs brand; the timing of and ability to achieve profitability of new stores; changing interpretations of generally accepted accounting principles; continued compliance with government regulations; changing legislation and regulatory environments; the ability to meet the NASDAQ Stock Market continued listing standards; a lower return on investment; the inability to manage rapid growth; requirements or changes affecting the business in which Crumbs Bake Shop, Inc. and Crumbs Holdings LLC and its wholly-owned subsidiaries are engaged; the general volatility of the market prices of our securities and general economic conditions; our ability to successfully implement new strategies; operating hazards; competition and the loss of key personnel; as well as the risks and uncertainties included under the caption “Risk Factors” in our Registration Statement on Form S-8, filed on January 31, 2012 and section Item 1A of our Quarterly Report on Form 10-Q for the period ending September 30, 2011; and any statements of assumptions underlying any of the foregoing. You should also carefully review other reports that we file with the Securities and Exchange Commission. We assume no obligation to update these forward-looking statements except as required by law.

Non-GAAP Information

This press release includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures, in accordance with Regulation G, are included herein. Crumbs presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public, including use of Adjusted EBITDA as a financial measure, which also facilitates comparisons to our historical performance.

The Company is providing Adjusted EBITDA information, which is defined as net income of the combined company, including net income attributable to any non-controlling interest, determined in accordance with all applicable and effective GAAP pronouncements up to December 31, 2011, before interest income or expense, income taxes and any gains or losses resulting from the change in estimate relating to our tax receivable agreement, depreciation, amortization, deferred rent expense, losses or gains resulting from adjustments to the fair value of the contingent consideration, stock-based compensation expense, extraordinary or non-recurring expenses and all other extraordinary non-cash items for the applicable period as a compliment to U.S. generally accepted accounting principles (GAAP) results. Adjusted EBITDA measures are commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing our financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in the accompanying tables. Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Investor Relations Contact:

Tom Ryan/Raphael Gross of ICR

IR@crumbs.com / 646-545-4702

CRUMBS BAKE SHOP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Net sales	$10,993	$8,532	$39,882	$31,077
Cost of sales	4,752	3,667	16,946	12,880

Gross profit	6,241	4,865	22,936	18,197

Operating expenses
Selling expenses	414	328	1,424	1,146
Staff expenses	5,349	2,284	14,558	8,267
Occupancy expenses	2,177	1,208	7,369	4,712
General and administrative	1,024	439	2,706	1,374
New store expenses	308	428	841	778
Depreciation and amortization	423	316	1,460	930

	9,695	5,003	28,358	17,207

Income (loss) from operations	(3,454)	(138)	(5,422)	990

Other income (expense)
Interest and other income	9	—	9	—
Loss on sale of property and equipment	(18)	(3)	(18)	(3)
Loss on impairment of leasehold improvements	(770)	—	(770)	—
Abandoned lease projects	(44)	7	(64)	(191)

	(823)	4	(843)	(194)

Income (loss) before income taxes	(4,277)	(134)	(6,265)	796
Income taxes	(25)	—	(14)	—

Net income (loss) attributable to the controlling and non-controlling interests	(4,252)	(134)	(6,251)	796
Less: Net (income) loss attributable to non-controlling interest	1,763	—	2,592	—

Net income (loss) attributable to stockholders	$(2,489)	$(134)	$(3,659)	$796

Net income (loss) per common share, basic and diluted	$(0.45)	$(0.03)	$(0.66)	$0.20

Weighted average number of common shares outstanding, basic and diluted	5,552	3,904	5,552	3,904

*	The weighted average number of common shares outstanding is that of Crumbs Bake Shop, Inc.

CRUMBS BAKE SHOP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31,	December 31,
	2011	2010
ASSETS
Current assets
Cash	$5,941	$655
Trade receivables	406	248
Inventories	503	241
Prepaid rent	621	387
Deferred financing costs	—	215
Other current assets	197	82

Total current assets	7,668	1,828

Property and equipment, net	12,399	8,784

Other Assets
Deferred tax asset	4,808	—
Restricted certificates of deposit	673	30
Intangible assets, net	397	429
Deposits	318	277
Other	105	36

Total other assets	6,301	772

	$26,368	$11,384

LIABILITIES, MEMBERS’ EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$2,432	$2,616
Payroll liabilities	250	141
Sales tax payable	69	48
Gift cards and certificates outstanding	180	120

Total current liabilities	2,931	2,925
Long-term liabilities
Deferred rent	3,030	1,863
Payable to related parties pursuant to tax receivable agreement	2,387	—

Total liabilities	8,348	4,788

Commitments and contingencies
Members’ equity	—	6,596

Stockholders’ equity
Preferred stock, $.0001 par value; 1,000 shares authorized; 390 shares issued and outstanding at December 31, 2011	—	—
Common stock, $.0001 par value; 100,000 shares authorized; 7,100 shares issued, 5,506 outstanding at December 31, 2011	1	—
Additional paid-in capital	30,264	—
Accumulated deficit	(4,253)	—
Treasury stock, at cost	(15,914)	—

Total Crumbs Bake Shop, Inc. stockholders’ equity	10,098	—
Non-controlling interest	7,922	—

Total stockholders’ equity	18,020	—

	$26,368	$11,384

CRUMBS BAKE SHOP, INC. AND SUBSIDIARIES

RECONCILIATION OF ADJUSTED EBITDA TO NEAREST COMPARABLE GAAP MEASURE

(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Net income (loss) attributed to the controlling and non-controlling interest	$(4,252)	$(134)	$(6,251)	$796
Depreciation	387	284	1,323	912
Amortization	36	32	137	18
Interest Income	(4)	—	(4)	—
Loss on Impairment	770	—	770	—
Loss on Sale of Fixed Assets	18	3	18	3
Abandoned Lease Costs	44	(7)	64	191
Deferred Rent Expense	289	143	960	516
Income Taxes	(25)	—	(14)	—
Non-recurring expenses	2,261	—	2,410	—

Adjusted EBITDA	$(476)	$321	$(587)	$2,436